EXHIBIT 99.1

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
                       UNDER PRIVATE SECURITIES LITIGATION
                REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS


         Centennial Bancorp ("Bancorp") and its representatives may make forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act) from time-to-time. Bancorp wants to invoke to the fullest extent possible the protection of the Private Securities Litigation Reform act and the judicially created "bespeaks caution" doctrine with respect to such statements. Accordingly, Bancorp is filing this Exhibit 99.1, which lists certain factors that may cause actual results to differ materially from the results indicated in such forward-looking statements.

         This list is not necessarily exhaustive. Bancorp and its subsidiaries, Centennial Bank and Centennial Mortgage Co., operate in a rapidly changing environment, and new risk factors emerge periodically. There can be no assurance that this Exhibit lists all material risks to Bancorp at any specific point in time.

         Should one or more of the following risks materialize or should Bancorp's underlying assumptions prove incorrect, Bancorp's actual results or outcome may vary materially from those described in its forward-looking statements. Readers are cautioned not to rely on any forward-looking statements in making investment decisions. Bancorp does not intend to update its forward-looking statements.

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

         The results of operations for financial institutions, including Bancorp and its subsidiaries, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates or changes in the monetary and fiscal policies of the federal government. Bancorp's profitability depends on the difference between the amount of interest it earns on investments and loans, and the amount of interest it pays on deposits and other liabilities. This difference is referred to as interest rate spread. Any decline in the economy in Bancorp's market areas could have an adverse effect on Bancorp. Like most financial institutions, Bancorp's net interest spread and margin will be affected by general economic conditions and other factors which influence interest rates. Bancorp's assets and liabilities will be affected differently by a given change in interest rates. Thus, an increase or decrease in rates, the terms of Bancorp's loans , or the mix of adjustable and fixed-rate loans in Bancorp's portfolio could have a positive or negative effect on Bancorp's net income, capital and liquidity. A change in market interest rates can also have a significant impact on the Bank's ability to grow. Changes in rates may encourage depositors to withdraw deposit account funds to invest in other alternatives, which may result in limited funds for Bancorp to use in making loans. Additionally, changes in rates could discourage businesses and customers from seeking new loans or could encourage them to pay off existing loans with Bancorp through a refinancing with another financial institution. Changes in interest rates are not predictable or controllable. Negative developments in the economy, or Bancorp's inability to respond to such changes, could adversely affect Bancorp and its subsidiaries.

         Most of the loans originated by Centennial Bank are made to borrowers within the Eugene/Springfield and Portland, Oregon areas. Centennial Bank has

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received  regulatory  approval to acquire from Northwest National Bank its Hazel
Dell branch office, which is located in Vancouver, Washington. The transaction is expected to close in the Spring of 1999. This will be Centennial Bank's first
branch  outside  Oregon.   Adverse   changes  in  economic   conditions  in  the
Eugene/Springfield or Portland/Vancouver areas could impair Bancorp's ability to collect loans and could otherwise have a negative effect on Bancorp's financial condition.

RISKS OF GROWTH STRATEGY

         Bancorp intends to continue to pursue an aggressive growth strategy focused primarily upon its ability to develop new account relationships, to establish new Centennial Bank branches in Oregon and Washington, to make acquisitions, and to generate loans and deposits. The success of Bancorp's growth strategy will depend on its ability to manage credit risks, control costs and provide competitive products and services while rapidly expanding its geographic presence by branching or acquiring other banks or branches of banks. There can be no assurance that Bancorp will be successful in increasing its volume of loans and deposits at acceptable risk levels and upon acceptable terms, expanding its asset base, managing the costs and implementation risks associated with its growth strategy, integrating any acquired institutions or branches or preventing deposit erosion at acquired institutions or branches. Also, there can be no assurance that Bancorp's expansion plans when implemented will be profitable. Acquisitions and branching by Bancorp will be subject to regulatory approvals, and there can be no assurance that Bancorp will succeed in securing such approvals. Bancorp's ability to pursue its growth strategy also may be adversely affected by general economic conditions.

         As part of its overall growth strategy, Bancorp from time to time considers acquiring other banks. Any acquisition by Bancorp would create risks and uncertainties, including the possible issuance of additional shares of Common Stock to pay for such acquisition, which issuance may result in dilution to the current Bancorp shareholders, the diversion of management's attention to acquisition negotiations and, if an acquisition were consummated, Bancorp's ability to effectively assimilate the acquired bank and branches.

         The banking industry generally has seen a trend toward automation of delivery of banking services, a reduction in the number of full-service branch offices and a de-emphasis on personal service. This trend appears to be the result of efforts by banks to reduce costs and increase efficiency. While Bancorp seeks to improve its capacity to use technological innovations, its growth strategy is based on the belief that customer demand for personal contact and strategically placed branch offices will continue for the foreseeable future. Thus, Bancorp is continuing to expand its branch network and the availability to customers of well-trained and highly motivated personnel at a time when many banks are consolidating their branch networks and automating customer responses. There can be no assurance that Bancorp's strategy will be successful or that technological advances by Bancorp's competitors will not result in the loss of customer relationships. As a result of Bancorp's strategy, its costs for providing banking services may generally be higher than many of its competitors for the foreseeable future.

         Bancorp's growth strategy requires, among other things, expanded operational systems, the implementation of new control procedures, and success in hiring and retaining skilled employees. Bancorp believes that its capital, borrowings, and expected earnings will be sufficient to support its operations and anticipated expansion and to meet all regulatory requirements for the foreseeable future. There can be no assurance that Bancorp will be successful in implementing, or will have the necessary regulatory capital to implement, its growth strategy.


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CERTAIN LENDING RISKS

         The risk of borrowers not paying their loans is inherent in commercial banking. Loan defaults may have a material adverse effect on Bancorp's earnings and overall financial condition. The risk of loss is affected by general economic conditions, the type of loan, the borrower's overall ability to repay the loan, and the quality of the collateral, if any, provided to Bancorp to secure the loan. Bancorp offers a full range of loans to its customers. Some types of loans carry a greater risk of default than other loans.

         Bancorp's loan portfolio consists primarily of commercial loans (not collateralized by real estate), real estate construction loans and real estate mortgage loans (including commercial loans collateralized by real estate). Commercial loans that are collateralized by property other than real estate generally are considered to involve a higher degree of risk than loans collateralized by real estate, primarily because the non-real-estate collateral may be difficult to repossess and liquidate. Bancorp focuses on small- to medium-sized businesses. This results in a larger concentration by Bancorp of loans to such businesses. As a result, Bancorp may assume greater lending risks than institutions that tend to make loans to larger businesses. Because payment of commercial loans is typically dependent on the success of the borrower's business, commercial loans are affected more by adverse general economic conditions than real estate loans. Construction lending also is subject to substantial risks, such as construction delays, cost overruns, insufficient collateral and an inability to obtain permanent financing in a timely manner.

ALLOWANCE FOR LOAN LOSSES

         Bancorp's allowance for loan losses is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses, however, may be affected by changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Bancorp's control, and future losses may exceed current estimates. There can be no assurance that Bancorp's allowance will be adequate to cover actual losses.

POTENTIAL LIABILITY FOR UNDERCAPITALIZED BANK SUBSIDIARY

         Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the bank defaults under the plan, the holding company may be required to contribute to the capital of the bank an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable standards. Bancorp is the sole shareholder of Centennial Bank.

COMPETITIVE BANKING ENVIRONMENT

         The banking and mortgage  lending  businesses in Oregon and  Washington are highly competitive. Bancorp competes for loans and deposits with other commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage firms, credit unions and other nonfinancial institutions. Many of these competitors have substantially greater resources than Bancorp. Many of Bancorp's competitors have substantially larger lending limits than Bancorp and offer certain services, including trust and international banking services, that Bancorp does not provide. The larger institutions in Bancorp's markets have competitive advantages over Bancorp in


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that they have higher public visibility and are able to maintain advertising and marketing activities on a much larger scale than Bancorp can economically sustain. By law, lending limits are dependent upon the capital of the financial institution, giving larger banks an additional competitive advantage with respect to loan applications which are in excess of Centennial Bank's legal lending limits.

         Bancorp also competes with other community banks operating in its market areas. Several banks, which focus on the same types of customers as Bancorp, have been formed in Bancorp's market areas during the last few years. In addition, out-of-state banks and bank holding companies headquartered anywhere in the United States are permitted to acquire Oregon state-chartered banks that have been operating for three or more years. Statewide branch banking also is permitted in Oregon and Washington. As a result of such interstate banking and branch banking, Centennial Bank and Centennial Mortgage may experience increased competition in their respective market areas.

TECHNOLOGICAL CHANGES

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, effective use of technology increases efficiency and enables banks to reduce costs. Bancorp's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in its operations. Many of Bancorp's competitors have substantially greater resources to invest in technological improvements and highly skilled technical personnel. To be competitive, Bancorp may need to spend significant amounts on computer hardware and software, and for technical personnel. There can be no assurance that Bancorp will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

GOVERNMENT RREULATION

         Bancorp and its subsidiaries, particularly Centennial Bank, are subject to extensive federal and state legislation, regulation and supervision. These and other restrictions limit the manner in which Bancorp and Centennial Bank may conduct their businesses and obtain financing. These laws are intended primarily to protect depositors and are not for the benefit of shareholders. In addition, the burdens and restrictions imposed by federal and state banking regulations may place Centennial Bank at a competitive disadvantage compared to competitors who are less regulated. Legislation and regulations have had and will continue to have a significant impact on the banking industry. Some legislative and regulatory changes may increase Bancorp's costs of doing business, assist competitors or otherwise adversely affect Bancorp's operations. Bancorp is unable to predict the nature or extent of the effects on its business and earnings that any fiscal or monetary policies, or new federal or state legislation or regulations, may have in the future.

LEGAL PROCEEDINGS

         Periodically, and in the ordinary course of business, various claims and lawsuits are brought by and against Bancorp and its subsidiaries, such as claims to enforce liens, condemnation proceedings on properties in which Bancorp

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holds  security  interests,  claims  involving  the making and servicing of real estate loans and other issues incident to Bancorp's business.

RISK OF LOSS AND BUSINESS INTERRUPTION FROM YEAR 2000 DATA PROCESSING PROBLEMS

         Bancorp is a user of computers, computer software and equipment using embedded microprocessors that will be affected by the Year 2000 issue. As the century date change occurs, date-sensitive systems that use a two-digit date field to designate a year may recognize the Year 2000 as 1900, or not at all. This inability to recognize or properly treat the Year 2000 may cause erroneous results, ranging from system failures to incorrect or incomplete processing. Because Bancorp is substantially dependent on its computer systems and the computer systems of third parties, the failure of these systems to be Year 2000 compliant could cause substantial disruption of Bancorp's business and could have a material adverse financial impact on Bancorp. Failure to resolve Year 2000 issues presents the following risks to Bancorp: (1) Bancorp could lose customers to other financial institutions, resulting in a loss of revenue, if Bancorp is unable to properly process customer transactions; (2) governmental agencies, such as the Federal Home Loan Bank, and correspondent banks could fail to provide funds to Bancorp, which could materially impair Bancorp's liquidity and affect Bancorp's ability to fund loans and deposit withdrawals; (3) Bancorp's customers could be unable to service their loans from Bancorp, increasing Bancorp's loan default rates; (4) concern on the part of depositors that Year 2000 issues could impair access to their deposit account balances could result in Bancorp's experiencing deposit outflows prior to December 31, 1999; and (5) Bancorp could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise preformed.





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